SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  June 4, 2010

NEOSTEM, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-10909 (Commission File Number)	22-2343568 (IRS Employer Identification No.)

420 Lexington Avenue, Suite 450, New York, New York  10170
(Address of Principal Executive Offices)(Zip Code)

(212) 584-4180
Registrant's Telephone Number

Check the  appropriate  box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written  communications  pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement  communications  pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement  communications  pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01          Other Events

Pursuant to the Common Stock Purchase Agreement, dated as of May 19, 2010 (the “Purchase Agreement”), by and between NeoStem, Inc. (the “Company”) and Commerce Court Small Cap Value Fund, Ltd. (“Commerce Court”), the Company maintains an up to $20 million equity line of credit arrangement.  The Purchase Agreement provides that from time to time over the term of the Purchase Agreement, and at the Company’s discretion, it may present Commerce Court with draw down notices to purchase the Company’s common stock, par value $0.001 per share (the “Common Stock”) over ten (10) consecutive trading days or such other period mutually agreed upon by the Company and Commerce Court (a “draw down period”), with each draw down subject to limitations set forth in the Purchase Agreement based on the price of the Common Stock and a limit of 2.5% of the Company’s market capitalization at the time of such draw down (which limitations the parties are expressly permitted under the Purchase Agreement to modify or waive by mutual agreement).  Once presented with a draw down notice, Commerce Court is required to purchase a pro-rata or such other portion of the shares mutually agreed upon by the Company and Commerce Court on each trading day during the draw down period on which the daily volume weighted average price for the Common Stock exceeds a threshold price determined by the Company for such draw down.  The Purchase Agreement also provides that, from time to time and at the Company’s sole discretion, the Company may grant Commerce Court the right to exercise one or more options to purchase additional shares of Common Stock during each draw down period for an amount of shares specified by the Company based on the trading price of the Common Stock.  Upon Commerce Court’s exercise of an option, the Company would sell to Commerce Court the shares of Common Stock subject to the option at a price equal to the greater of the daily volume weighted average price of the Common Stock on the day Commerce Court notifies the Company of its election to exercise its option or the threshold price for the option determined by the Company, less a discount calculated in the same manner as it is calculated in the draw down notice.

The aggregate number of shares that the Company can sell to Commerce Court under the Purchase Agreement may in no case exceed 10,536,208 shares of Common Stock (which is equal to approximately 19.9% of the Common Stock outstanding on the closing date of the Purchase Agreement, less 63,792 shares issued to Commerce Court as its commitment fee).  In addition, in no event shall Commerce Court purchase under the Purchase Agreement any shares of Common Stock which, when aggregated with all other shares of Common Stock then beneficially owned by Commerce Court, would result in the beneficial ownership by Commerce Court of more than 4.9% of the then issued and outstanding shares of Common Stock.

On May 27, 2010, the Company presented Commerce Court with a draw down notice (the “Draw Down Notice”).  Pursuant to the Purchase Agreement, the shares were offered at a discount price to Commerce Court mutually agreed upon by the parties under the Purchase Agreement equal to 95.0% of the daily volume weighted average price of the Common Stock during the Pricing Period (or a 5% discount).  Pursuant to the Draw Down Notice, the Company also granted Commerce Court the right to exercise one or more options to purchase additional shares of Common Stock during the Pricing Period, based on the trading price of the Common Stock.

The Company expects to settle with Commerce Court on the purchase of 685,226 shares of Common Stock under the terms of the Draw Down Notice and the Purchase Agreement at an aggregate purchase price of $1,800,000, or approximately $2.63 per share, no later than June 7, 2010.  The Company and Commerce Court agreed to waive the minimum threshold price of $3.00 per share set forth in the Purchase Agreement.  The Company will receive estimated net proceeds from the sale of these shares of approximately $1,700,000 after deducting its estimated offering expenses.  In connection with this sale of the Common Stock, the Company is filing, as Exhibit 5.1 hereto, an opinion of its counsel, Lowenstein Sandler PC.

The foregoing description is qualified in its entirety by reference to the Purchase Agreement, dated as of May 19, 2010, between the Company and Commerce Court, included as Exhibit 10.1 to this report and incorporated herein by reference.

Forward-Looking Statements

Certain statements in this Form 8-K are forward-looking statements that involve a number of risks and uncertainties.  Such forward-looking statements include statements about the expected settlement of the sale and purchase of common stock described herein and the Company’s receipt of net proceeds therefrom.  For such statements, the Company claims the protection of the Private Securities Litigation Reform Act of 1995.  Actual events or results may differ materially from the Company’s expectations.  Factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to, the Company’s ability to satisfy applicable closing conditions under the Purchase Agreement and Commerce Court’s compliance with its obligations to purchase the shares of common stock.  Additional factors that could cause actual results to differ materially from those stated or implied by the Company’s forward-looking statements are disclosed in the Company’s reports filed with the Securities and Exchange Commission.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

5.1	Opinion of Lowenstein Sandler PC

10.1
Common Stock Purchase Agreement, dated as of May 19, 2010, by and between NeoStem, Inc. and Commerce Court Small Cap Value Fund, Ltd. (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, dated May 19, 2010, filed with the Securities and Exchange Commission on May 19, 2010.)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, NeoStem has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

NEOSTEM, INC.

By:	/s/ Catherine M. Vaczy
Name: Catherine M. Vaczy
Title: Vice President and General Counsel

Date:  June 4, 2010